UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2006

HILB ROGAL & HOBBS COMPANY

(Exact name of registrant as specified in its charter)

0-15981

(Commission File Number)

Virginia	54-1194795
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4951 Lake Brook Drive, Suite 500 Glen Allen, Virginia	23060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 747-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 26, 2006 (the “Closing Date”), the Registrant entered into a Credit Agreement (the “Credit Agreement”), dated as of April 26, 2006, among the Registrant, as Borrower; the lenders named therein as Lenders; and Bank of America, N.A., as administrative agent. The Credit Agreement provides for a credit facility of up to an aggregate of $425.0 million. The funds available under the credit facility will represent senior secured indebtedness of the Registrant.

In particular, the Credit Agreement provides (i) a term loan facility to the Registrant with an aggregate principal amount of $100.0 million and (ii) a revolving credit facility to the Registrant with an aggregate principal amount of $325.0 million (the “Revolving Credit Facility”). The Credit Agreement permits the Registrant to request additional facilities in amounts up to $125.0 million for the term loan facility and Revolving Credit Facility, either individually or combined. The Credit Agreement further provides that a portion of the Revolving Credit Facility will be available for use by the Registrant for the issuance of letters of credit. Pursuant to the Credit Agreement, the term loan facility and Revolving Credit Facility were made available for refinancing certain existing debt, working capital, repurchases of common stock and general corporate purposes.

Under the terms of the Credit Agreement, the Registrant borrowed $100.0 million under the term loans and $140.6 million under the Revolving Credit Facility on the Closing Date. These borrowings were funded in full on the Closing Date. The term loans mature on April 26, 2013, and the Revolving Credit Facility matures on April 26, 2011. All outstanding principal amounts on the Revolving Credit Facility will be due and payable on the maturity date, while outstanding principal amounts on the term loan facility will be payable in quarterly installments beginning June 30, 2006 as set forth in the Credit Agreement. Annual payments of the outstanding principal amounts under the term loan facility will total $0.8 million in 2006, $1.0 million in 2007, $1.0 million in 2008, $1.0 million in 2009, $1.0 million in 2010, $1.0 million in 2011, $1.0 million in 2012, and $93.2 million in 2013. Borrowings under the Credit Agreement bear interest at variable rates based upon LIBOR plus a negotiated spread (initially, 1.50% for the term loans and the Revolving Credit Facility), and the Registrant pays a commitment fee (0.3% at inception) on unused portions of the Revolving Credit Facility.

The Credit Agreement replaces the Amended and Restated Credit Agreement (the “Existing Credit Agreement”) dated as of December 15, 2004 and subsequently amended, among the Registrant, as Borrower; the banks named therein as Lenders; and Wachovia Bank, National Association, as administrative agent. On the Closing Date, the Registrant terminated the Existing Credit Agreement and repaid its approximately $240.6 million of borrowings under that facility in full. The terms and conditions of the Existing Credit Agreement are described in the Registrant’s Form 8-K, filed on December 20, 2004, and in the Registrant’s Form 10-K, filed on March 10, 2006.

The Credit Agreement contains, among other provisions, requirements for maintaining certain financial ratios and specific limits or restrictions on acquisitions, indebtedness, investments, payment of dividends and repurchases of common stock. Management does not believe that the restrictions contained in the Credit Agreement will, in the foreseeable future, adversely affect the Registrant’s ability to pay cash dividends at the current dividend rate. However, there can be no assurance in this regard.

Borrowings under the Credit Agreement are guaranteed by certain principal subsidiaries of the Registrant and are secured by a pledge of the stock of those subsidiaries.

The Credit Agreement includes customary events of default including, without limitation, nonpayment of principal, interest, fees or other amounts when due, covenant defaults, cross-defaults, a change of control, bankruptcy events, and material unsatisfied or unstayed judgments.

The news release relating to the Credit Agreement is attached as Exhibit 99.1 to this Report and is incorporated by reference into this Item 1.01.

Item 1.02.	Termination of a Material Definitive Agreement.

Item 1.01 of this Report is incorporated by reference into this Item 1.02. On the Closing Date, in connection with the repayment of outstanding borrowings, the Existing Credit Agreement was paid in full and terminated. There were no early termination penalties associated with paying off the Existing Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01 of this Report, the Registrant entered into a new credit agreement on April 26, 2006. The disclosures regarding this new facility in Item 1.01 are incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	News release issued by the Registrant on April 26, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HILB ROGAL & HOBBS COMPANY
(Registrant)

Date: April 27, 2006	By:	/s/ Michael Dinkins
Michael Dinkins
Executive Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	News release issued by the Registrant on April 26, 2006